AMENDMENT AGREEMENT NO. 5 TO AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT AGREEMENT NO. 5 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made as of December 2, 2016, by and among BLACKROCK CORPORATE HIGH YIELD FUND, INC., a Maryland corporation (the “Borrower”), the lending institutions listed on the signature pages hereof (collectively, the “Banks”) and STATE STREET BANK AND TRUST COMPANY, as agent for itself and such other Banks (in such capacity, the “Agent”);

WHEREAS, the Borrower, the Banks and the Agent are parties to that certain Amended and Restated Credit Agreement, dated as of March 3, 2011 (as amended and in effect from time to time, the “Credit Agreement”); and

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Definitions. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended by deleting the definitions of “Aggregate Commitment Amount”, “LIBOR Offered Rate”, and “Overnight LIBOR Rate” in their entirety and restating each such definition as follows:

“Aggregate Commitment Amount’’ means, as of any date, the aggregate of all Commitment Amounts as of such date. On the Fifth Amendment Effective Date, the Aggregate Commitment Amount is $732,000,000.

“LIBOR Offered Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time two LIBOR Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period, provided that (i) in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “LIBOR Offered Rate” with respect to such LIBOR Loan during such Interest Period shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $1,000,000 in immediately available funds for a maturity comparable to such Interest Period are offered by the principal office of the Agent to leading banks in the London interbank market at approximately 11:00 a.m., London time, two LIBOR Business Days prior to the commencement of such Interest Period and (ii) if the LIBOR Offered Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Overnight LIBOR Rate” means, as of any day, the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, as the rate for dollar deposits in the London interbank market with a maturity of one LIBOR Business Day, provided that (i) in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “Overnight LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $1,000,000 in immediately available funds for a term of one LIBOR Business Day are offered by the principal office of the Agent to leading banks in the London interbank market at approximately 11:00 a.m., London time and (ii) if the Overnight LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement, provided further that in the event such day is not a LIBOR Business Day, then the Overnight LIBOR Rate shall be such rate as in effect on the immediately preceding LIBOR Business Day.

(b) Section 1.01 of the Credit Agreement is further amended by inserting the following definitions in the appropriate alphabetical order:

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Change in Law” means the occurrence, after the date of the Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Fifth Amendment Effective Date” means December 2, 2016.

“OFAC” has the meaning set forth in the definition of Sanctioned Person.

“Sanctioned Country” means, at any time, any country, territory or region which is itself the subject or target of any Sanctions (which, as of the Fifth Amendment Effective Date, include Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, or (b) any Person operating, organized or resident of a Sanctioned Country.

“Sanctions” means any economic, financial or other sanction or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered or enforced by OFAC and the U.S. Department of State, or (b) the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(c) Section 2.06(a) of the Credit Agreement is hereby amended by deleting the last sentence of Section 2.06(a) in its entirety and restating it as follows: “Interest on each Overnight Rate Loan shall be payable in arrears on the fifteenth day of each calendar month for the immediately preceding calendar month and on the Termination Date (or, if earlier, with respect to the Loans of any Terminating Bank, on such Bank’s Specified Termination Date).”

(d) Section 2.07(a) of the Credit Agreement is hereby amended by deleting Section 2.07(a) in its entirety and restating it as follows:

(a) During the Revolving Credit Period, the Borrower shall pay to the Agent for the pro rata accounts of each Bank a utilization fee (the “Utilization Fee”) calculated at the rate of 0.15% per annum on the average daily amount during each calendar quarter or portion thereof from the Fifth Amendment Effective Date to the Termination Date (or, if earlier, with respect to any Terminating Bank, such Bank’s Specified Termination Date) by which the Aggregate Commitment Amount as then in effect exceeds the outstanding aggregate principal amount of Loans during such calendar quarter. The Utilization Fee shall be payable quarterly in arrears on the fifteenth day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the Fifth Amendment Effective Date, with a final payment on the Termination Date (or, if earlier, with respect to any Terminating Bank, such Bank’s Specified Termination Date).

(e) Article IV of the Credit Agreement is hereby amended by inserting immediately after the end of Section 4.18 the following new Sections 4.19 and 4.20:

SECTION 4.19. OFAC, Etc. (i) None of the Borrower, any Subsidiary, their respective officers, the Investment Adviser, or, to the knowledge of the Borrower, any of their respective directors or employees of the Borrower or its Subsidiaries is a Sanctioned Person; (ii) the Investment Adviser for the Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, it Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and (iii) the Borrower, its Subsidiaries, their respective officers and, to the knowledge of the Borrower, their respective directors and employees are in compliance with Anti-Corruption Laws and applicable Sanctions.

SECTION 4.20. EEA Financial Institution. The Borrower is not an EEA Financial Institution.

(f) Section 5.04 of the Credit Agreement is hereby amended by deleting Section 5.04 in its entirety and restating it as follows:

SECTION 5.04. Conduct of Business and Maintenance of Existence. (a) The Borrower will continue to engage in business of the same general type as now conducted by it as described in the Borrower’s Fundamental Policies and its Disclosure Package.

(b) The Borrower will preserve, renew and keep in full force and effect its existence as a corporation, and its rights and privileges necessary in the normal conduct of its business. The Borrower will maintain in full force and effect its registration as a closed-end management company under the Investment Company Act.

(c) The Borrower will not amend, terminate, supplement or otherwise modify any of its Charter Documents in any material respect or if such amendment, termination, supplement or modification could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Agent, which consent will not be unreasonably withheld or delayed. The Borrower will promptly provide copies to the Agent of all amendments, supplements, terminations and other modifications of any of its Charter Documents.

(d) Other than as expressly permitted by the Agreement and the Security Agreement, the Borrower will at all times place and maintain its assets in the custody of the Custodian.

(e) The Borrower shall cause its Investment Adviser to maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

(f) The Borrower shall, promptly following a request by the Agent or any Bank, provide all documentation and other information that the Agent or such Bank requests in order to comply with its ongoing obligations under applicable “know your customer”, anti-terrorism and anti-money laundering rules and regulations, including the Act.

(g) Section 5.10 of the Credit Agreement is hereby amended by inserting at the end of the text of Section 5.10 the following sentence. “In addition, the Borrower will not request any Borrower, and the Borrower will not use, and shall procure that its directors, officers, employees and agents shall not use, the proceeds of any Loan (i) in furtherance of any offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities or business of or with any Sanctioned Person or in any Sanctioned Country, or (iii) in any other manner that would result in a violation of any Sanctions.”

(h) Section 7.10(b) of the Credit Agreement is hereby amended by inserting immediately after the words “or (iv) an order for relief shall be entered against it under the bankruptcy law as now or hereafter in effect” the words “or (v) such Bank becomes the subject of a Bail-In Action”.

(i) Section 8.01(a) of the Credit Agreement is hereby amended by deleting the words “If any new law, rule or regulation, or any change after the date hereof in the interpretation or administration of any Applicable Law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency in connection therewith issued, promulgated or enacted after the date hereof shall” which appear in Section 8.01(a) and substituting in place thereof the words “If any Change in Law shall”.

(j) Section 8.01(b) of the Credit Agreement is hereby amended by deleting the words “change after the date hereof in any existing applicable law, rule or regulation or any new law, rule or regulation regarding capital adequacy, or any change therein, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any new request or directive of general applicability regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency issued, promulgated or enacted after the date hereof” which appear in Section 8.01(b) and substituting in place thereof the words “Change in Law”.

(k) Section 9.01 of the Credit Agreement is hereby amended by deleting Section 9.01 in its entirety and restating it as follows:

SECTION 9.01. Notices; Electronic Communications. (a) Except as provided in subsection (b) below, all notices, requests, consents and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or telex number or facsimile number set forth on Schedule 1 attached hereto. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in paragraph (c).

(b) Notices made by the Borrower consisting of requests for Loans or notices of repayments hereunder or items referred to in Sections 5.01(a) and (b) hereof may be delivered or furnished by e-mail or other electronic communication pursuant to procedures approved by the Agent, unless the

Agent, in its discretion, previously notifies the Borrower otherwise, provided that the foregoing shall not apply to notices to any Bank pursuant to Article II if such Bank has notified the Agent and the Borrower that it is incapable of receiving notices under such Article by electronic communication. In furtherance of the foregoing, each Bank hereby agrees to notify the Agent in writing, on or before the date such Bank becomes a party to this Agreement, of such Bank’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Bank). The Agent may, in its discretion, agree to accept other notices and communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Neither the Agent, any Bank, the Borrower nor any of the directors, officers, employees, agents or Affiliates of the Agent, any Bank or the Borrower shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that any such damages are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Person.

(c) Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed to have been given when received by the intended recipient, and (ii) if agreed to pursuant to paragraph (b) above, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(1) Article IX of the Credit Agreement is hereby amended by inserting immediately after the text of Section 9.12 the following new Section 9.13:

SECTION 9.13. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

(m) Schedule 1 to the Credit Agreement is hereby amended by deleting Schedule 1 in its entirety and replacing it with the Schedule 1 attached hereto as Exhibit A.

§3. Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement (as amended by this Amendment) are true and correct on and as of the date hereof and with the same force and effect as it made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default. No Default or Event of Default has occurred and is continuing.

(c) Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and the Credit Agreement as amended (as so amended, the “Amended Agreement”) (i) are within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action on the part of the Borrower, (iii) require no Governmental Authorizations, Private Authorizations or Governmental Filings by the Borrower which have not already been obtained or made, (iv) do not contravene, or constitute a default under, any provision of (A) any Applicable Law unless the violation of such Applicable Law could not reasonably be expected to have a Material Adverse Effect, (B) the Charter Documents of the Borrower, or (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower unless such contravention or violation could not reasonably be expected to have a Material Adverse Effect, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens in favor of the Agent to secure the Obligations and Liens permitted pursuant to Section 5.08 of the Credit Agreement).

(d) Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in equity or at law).

§4. Effectiveness. This Amendment shall be effective as of the Fifth Amendment Effective Date (as such term is defined in the Credit Agreement as amended hereby) upon the receipt by the Agent of the following:

(a) counterparts of this Amendment duly executed and delivered by each of the Borrower, the Banks and the Agent;

(b) a certificate duly executed by an officer of the Borrower which is reasonably satisfactory to the Agent certifying that (i) the representations and warranties of the Borrower contained in the Credit Agreement (as amended by this Amendment) and the other Loan Documents shall be true on and as of the Fifth Amendment Effective Date and with the same force and effect as if made on and as of such date (or, if any representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (ii) no Default or Event of Default has occurred and is continuing;

(c) a duly executed certificate from the Secretary or Assistant Secretary of the Borrower in form and substance reasonably satisfactory to the Agent and dated as of the Fifth Amendment Effective Date as to the incumbency of, and bearing specimen signatures of, the Authorized Signatories who are authorized as of the date hereof to execute and take actions hereunder and under the Loan Documents for and on behalf of the Borrower (or a certification that the incumbency of the Authorized Signatories set forth on that certificate delivered to the Agent pursuant to Section 4(c) of Amendment Agreement No. 4 to Amended and Restated Credit Agreement on the Fourth Amendment Effective Date (the “Prior Certificate”) remains true and accurate as of the date hereof); and certifying and attaching copies of (i) the Borrower’s Charter Documents, with all amendments thereto (or a certification that the Borrower’s Charter Documents previously delivered to the Agent and referenced in the Prior Certificate have not been amended, supplemented or modified and are in full force and effect); (ii) an excerpt from the Minutes of the Joint Regular Meeting of the Boards of Directors/Trustees of the BlackRock Closed End-Funds (which includes the Board of Directors of the Borrower) dated December 2, 2016 authorizing the transactions contemplated hereby; (iii) the current Prospectus as then in effect (or a certification that the Prospectus previously delivered to the Agent and referenced in the Prior Certificate has not been amended, supplemented or modified and is in full force and effect); (iv) the investment management agreement between the Borrower and the Investment Adviser as then in effect (or a certification that the investment management agreement previously delivered to the Agent and referenced in the Prior Certificate has not been amended, supplemented or modified and is in full force and effect); and (v) the Custody Agreement (or a certification that the Custody Agreement previously delivered to the Agent and referenced in the Prior Certificate has not been amended, supplemented or modified and is in full force and effect);

(d) a legal existence and good standing certificate for the Borrower from the Secretary of State of the State of Maryland dated as of a recent date; and

(e) a copy of the certificate of incorporation of the Borrower, with all amendments, certified as of a recent date by the Secretary of State of the State of Maryland.

§5. Ratification of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Agents and the Banks under the Credit Agreement and the other Loan Documents and hereby affirms its absolute and unconditional promise to pay to the Banks and the Agents the Loans made to it and all other amounts due from it under the Credit Agreement as amended hereby. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

§6. Miscellaneous. This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement, including, without limitation, the other Loan Documents, shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. Delivery of an executed signature page to this Amendment by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Amendment, provided, the Borrower does agree to provide the Agent with an original manually signed counterpart of this Amendment within five (5) Domestic Business Days of the Fifth Amendment Effective Date. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

BLACKROCK CORPORATE HIGH YIELD FUND, INC.

By:
Name:	Neal J. Andrews
Title:	Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY, Individually and as Agent

By:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

BLACKROCK CORPORATE HIGH YIELD FUND, INC.

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY, Individually and as Agent

By:
Title:	Managing Director

Exhibit A

Schedule 1

BORROWER:

BLACKROCK CORPORATE HIGH YIELD FUND, INC.

100 Bellevue Parkway

Wilmington, DE 19809

BANKS:	COMMITMENT AMOUNT	COMMITMENT PERCENTAGE
STATE STREET BANK AND TRUST COMPANY	$732,000,000	100%

Domestic Lending Office:

Mutual Fund Lending Department

M/S CCB0900

One Iron Street

Boston, MA 02210

Attn. Robyn A. Shepard, Assistant Vice President - CSU

Manager

Tel: (617) 662-8575

Fax: (617) 988-6677

Email: rashepard@statestreet.com

LIBOR Lending Office:

Mutual Fund Lending Department

M/S CCB0900

One Iron Street

Boston, MA 02210

Attn: Robyn A. Shepard, Assistant Vice President - CSU

Manager

Tel: (617) 662-8575

Fax: (617) 988-6677

Email: rashepard@statestreet.com

For non-funding or payment notices:

State Street Bank and Trust Company

Mutual Fund Lending Department

M/S CCB0900

One Iron Street

Boston, MA 02210

Attn: Karen Gallagher, Managing Director

Tel: (617) 662 8626

Email for electronic notices: ais-loanops-csu@statestreet.com